Exhibit 10.8

TERM NOTE

December 1, 2005

$62,000,000

FOR VALUE RECEIVED, the undersigned, CAM North America, LLC, a Delaware limited liability company (the "Maker"), unconditionally promises to pay to Citicorp North America, Inc. (the "Bank"), or its registered assigns, at such address or account as the Bank shall notify in writing to the Maker, the principal amount of SIXTY-TWO MILLION DOLLARS ($62,000,000) on the Maturity Date (as defined below), and interest on the unpaid principal amount of this Term Note from and including the date hereof until the principal amount hereof is paid in full, at the rate of interest provided in Section 2.1 hereof.

Section 1.  Definitions.  Capitalized terms used herein have the same respective meanings as the corresponding terms as defined in the Syndicated Revolving Credit Agreement (as hereinafter defined), as in effect on the date hereof and without regard to whether said agreement is modified or amended or remains in effect among the parties thereto, provided that references in such definitions in the Syndicated Revolving Credit Agreement to any “Loans” shall, for purposes hereof, be deemed to refer to this Term Note.  In addition, the following terms shall have the meanings specified below:

"Default" means an event that, with notice or lapse of time or both, would become an Event of Default.

"Events of Default" has the meaning specified in Section 5.

"Guarantee Agreement" means the guarantee agreement dated as of the date hereof between the Guarantor and the Bank relating to (among other things) this Agreement, as from time to time amended.

"Guarantor" has the meaning specified in the introduction hereto.

"Interest Period" means the period beginning on the date of this Note and ending on the last day of the period selected by the Borrower, subject to the provisions below.  The duration of each Interest Period shall be one, two, three, six or, with the consent of the Bank, nine or twelve months, as the Borrower may, upon notice received by the Bank not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select.  Anything in herein to the contrary notwithstanding:

(i)  the Borrower may not select any Interest Period that ends after the Maturity Date;

(ii)  each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii)  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

"Loan Documents" means, collectively, this Term Note and the Guarantee Agreement.

"Material Adverse Effect" means a material adverse effect on (i) the business, financial condition or operations of the Guarantor and its Subsidiaries, taken as a whole, (ii) the ability of the Guarantor to perform any of its material obligations under the Guarantee Agreement or (iii) the rights of or benefits available to the Bank under any Loan Document.

"Maturity Date" means the date 364 days after the date hereof, provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

"Process Agent" has the meaning specified in Section 6.6(d).

"Syndicated Revolving Credit Agreement" means the $500,000,000 Revolving Credit Agreement dated as of the date hereof among the Guarantor, the lenders party thereto, and Citibank, N.A., as administrative agent for such lenders.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections shall be construed to refer to Sections of this Term Note.

Section 2.  Interest and Payments.

2.1.  Interest.

(a)  Ordinary Interest.  The Maker agrees to pay interest on the unpaid principal amount of this Term Note, from the date of this Note until such principal amount shall be paid in full, at a rate per annum for each Interest Period equal to the sum of the Eurodollar Rate for such Interest Period plus 0.35%, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period, and on the date on which such Loan shall be paid in full.

(b)  Default Interest.  Notwithstanding the foregoing, if any Event of Default under Section 4.1(a) or (b) shall have occurred and be continuing, the Maker shall pay interest on:

(i)  the unpaid principal amount of this Term Note, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on this Term Note pursuant to Section 2.1(a); and

(ii)  the amount of any interest, fee or other amount payable by the Maker hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on this Term Note pursuant to Section 2.1(a).

2.2.  Additional Interest on Term Note.  The Maker shall pay to the Bank additional interest on the unpaid principal amount of this Term Note, from the date hereof until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the interest rate as set forth in Section 2.1(a) from (ii) the rate obtained by dividing such interest rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of the Bank, payable on each date on which interest is payable on this Term Note.  Such additional interest shall be determined by the Bank and notified to the Maker.

2.3.  Prepayments of Loans.  The Maker may, on notice (given not later than 11:00 a.m. (New York City time) on the second Business Day prior to the date of the proposed prepayment of this Term Note), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Maker shall, prepay the outstanding principal amounts of this Term Note in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) the Maker shall reimburse the Bank in respect thereof pursuant to Section 2.8.

2.4.  Payments; Computations; Etc.

(a)  The Maker shall make each payment hereunder without set-off or counterclaim not later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars to the Bank at its office at 388 Greenwich Street, New York, NY 10013 in same day funds.

(b)  All computations of interest shall be made by the Bank on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)  Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause payment of interest on or principal of this Term Note to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

2.5.  Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage); or

(ii)  impose on the Bank or the London interbank market any other condition, cost or expense affecting this Term Note;

and the result of any of the foregoing shall be to increase the cost to the Bank of maintaining this Term Note, or to increase the cost to the Bank, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Maker will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank or the Bank's holding company regarding capital requirements has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company as a consequence of this Term Note to a level below that which the Bank or the Bank's holding company could have achieved but for such Change in Law (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy), then from time to time the Maker will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Maker shall be conclusive absent manifest error.  The Maker shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank's right to demand such compensation, provided that the Maker shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that the Bank notifies the Maker of the Change in Law giving rise to such increased costs or reductions and of the Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.6.  Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Maker hereunder shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Maker shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section ) the Bank receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Maker shall make such deductions and (iii) the Maker shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Maker.  Without limiting the provisions of subsection (a) above, the Maker shall timely pay any Other Taxes that arise from any payment made by it hereunder to the relevant Governmental Authority in accordance with applicable law.  The Bank shall notify the Maker on the date hereof of any Other Taxes that to its knowledge are imposed with respect to any Loan Document by the jurisdiction in which the Bank is organized or in which its applicable lending office is located.

(c)  Indemnification by the Maker.  The Maker shall indemnify the Bank, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to the Maker under any Loan Document and paid by the Bank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Maker by the Bank shall be conclusive absent manifest error, provided that if the Maker has satisfied its indemnity obligation and delivers to the Bank an opinion of nationally recognized counsel to the effect that it is more likely than not that such assertion by the Governmental Authority is incorrect as a matter of law, the Bank shall reasonably assist the Maker in contesting such Taxes (at the sole expense of the Maker) and seeking refund thereof and, provided further that such assistance shall not be construed to impose on the Bank an obligation to disclose information it reasonably considers confidential or proprietary or arrange its tax affairs other than as the Bank sees fit.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Maker to a Governmental Authority, the Maker shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(e)  Treatment of Certain Refunds.  If the Bank determines, in good faith and its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Maker or with respect to which the Maker has paid additional amounts pursuant to this Section (including, in lieu of an actual refund, a credit against taxes provided by the taxing authority that imposed such Indemnified Taxes or Other Taxes), it shall pay to the Maker an amount equal to such refund or the value of the credit in lieu thereof (but only to the extent of indemnity payments made, or additional amounts paid, by the Maker under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu thereof), provided that the Maker, upon the request of the Bank, agrees to repay the amount paid over to the Maker to the Bank in the event the Bank is required to repay or return such refund (or credit in lieu thereof) to such Governmental Authority.  This subsection shall not be construed to require the Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Maker or any other Person.

2.7.  Mitigation Obligations.  If the Bank requests compensation under Section 2.5, or requires the Maker to pay any additional amount to the Bank or any Governmental Authority for the account of the Bank pursuant to Section 2.6, then the Bank shall use reasonable efforts to designate a different lending office for funding or booking this Term Note or to assign its rights and obligations to another of its offices, branches or affiliates, if, in the judgment of the Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5 or 2.6, as the case may be, in the future and (ii) would not subject the Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Bank.  The Maker hereby agrees to pay all reasonable costs and expenses incurred by the Bank in connection with any such designation or assignment.

2.8.  Break Funding Payments.  The Maker agrees to indemnify the Bank and to hold the Bank harmless from any loss, cost or expense incurred by the Bank which is in the nature of funding breakage costs or costs of liquidation or redeployment of deposits or other funds and any other related expense (but excluding loss of margin or other loss of anticipated profit), upon reasonable notice thereof, which the Bank may sustain or incur as a consequence of (a) default by the Maker in making any prepayment of this Term Note when due after the Maker has given notice thereof in accordance with this Term Note, (b) the making by the Maker of a prepayment of this Term Note other than on the last day of an Interest Period or (c) default by the Maker in payment when due of the principal of or interest on this Term Note.  A certificate of the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this Section and delivered to the Maker shall be conclusive absent manifest error.  The Maker shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.  Representations and Warranties.  The Maker hereby represents and warrants to the Bank as follows:

(a)  Organization; Powers.  It is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)  Authorization.  The execution, delivery and performance by it of this Term Note and the use of proceeds herefrom, are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.

(c)  Approvals; No Conflicts; Etc.  The execution, delivery and performance by it of this Term Note and the use of proceeds herefrom (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or its charter, by-laws or other organizational documents or any order of any Governmental Authority, and (c) will not violate or result in a default under any credit agreement, loan agreement, note, indenture or other financing agreement, or any other material agreement or instrument, binding upon it or its assets, or give rise to a right thereunder to require any payment to be made by it.

(d)  Enforceability.  This Term Note has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)  Margin Regulations.  It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds hereof will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.  No proceeds hereof will be used for any purpose that violates Regulation T or Regulation X of the Board of Governors of the Federal Reserve System as in effect on the date hereof and on the date of such use of proceeds.

(f)  Investment and Holding Company Status.  Neither the Maker nor any of its Subsidiaries is (i) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 (except that for purposes of this representation, the term "Subsidiary" shall not include any investment company a majority of which is owned by the Maker or one of its Affiliates as a result of the initial seed capital contributed by the Maker or such Affiliate to such investment company in exchange for its shares) or (ii) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 4.  Covenants.  So long as any principal of or interest on or other amount payable under this Term Note shall remain unpaid, the Maker covenants and agrees that, unless the Bank shall otherwise consent in writing:

(a)  Existence; Conduct of Business.  It will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate and legal existence.

(b)  Compliance with Laws.  It will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and all applicable Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  Books and Records; Visitation and Inspection Rights.  It will keep proper books of record and account, in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  It will permit any representatives designated by the Bank, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, but in each case subject to and in accordance with all applicable laws of any Governmental Authority and such confidentiality measures relating thereto as the Maker may reasonably require.

(d)  Use of Proceeds.  It will use the proceeds hereof solely for working capital and general corporate purposes; provided that the Bank shall have no responsibility as to the use of any such proceeds.

Section 5.  Events of Default.  If any of the following events ("Events of Default") shall occur and be continuing:

(a)  the Maker shall fail to pay any principal of this Term Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Maker shall fail to pay any interest on this Term Note or any other amount (other than principal) payable by the Maker under this Term Note, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of the Maker or the Guarantor in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d)  the Maker shall fail to observe or perform any covenant, condition or agreement contained in Section 4 and, in the case of clauses (b) and (c) thereof, such failure shall continue for 30 days;

(e)  the Maker shall fail to observe or perform any covenant, condition or agreement contained in this Term Note (other than those specified in clause (a), (b) or (d) of this Section, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Bank to the Maker (which notice will be given at the request of the Bank);

(f)  any Event of Default as defined in the Syndicated Revolving Credit Agreement, as in effect on the date hereof and without regard to whether said agreement is modified or amended or remains in effect among the parties thereto, shall occur (and for this purpose the Maker shall be deemed to be a “Significant Subsidiary” of the Guarantor); or

(g)  the Guarantor shall cease to own, directly or indirectly, beneficially and of record, at least 65% of the outstanding Voting Shares of the Maker;

then, and in every such event (other than an event with respect to the Maker described in clause (h) or (i) of Section 6.01 of the Syndicated Revolving Credit Agreement as in effect on the date hereof), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Maker, declare the this Term Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of this Term Note so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Maker accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker; and in case of any event with respect to the Maker described in clause (h) or (i) of Section 6.01 of the Syndicated Revolving Credit Agreement as in effect on the date hereof, the principal of this Term Note, together with accrued interest thereon and all fees and other obligations of the Maker accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker.

Section 6.  Miscellaneous.

6.1.  Amendments, Etc.  No amendment or waiver of any provision of this Term Note, nor consent to any departure by the Maker therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  This Term Note and the Guarantee Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

6.2.  Notices, Etc.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsections (b) and (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)  if to the Maker:

c/o Legg Mason, Inc.

100 Light Street

30th Floor

Baltimore, Maryland  21202

Attention:  Cheryl Ruth

Telephone No.:  410-454-2935

Telecopier No.:  410-454-2986; and

(ii)  if to the Bank:

Citicorp North America, Inc.

2 Penns Way, Suite 200

New Castle, Delaware  19720

Attention:  John Davidson

Telephone No.:  302-894-6171

Telecopier No.:  212-944-1410;

provided that any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices and communications to the Bank pursuant to Sections 2 or 7 shall not be effective until received by the Bank.

6.3.  No Waiver; Remedies; Setoff.

(a)  No Waiver; Remedies.  No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b)  Setoff.  If an Event of Default shall have occurred and be continuing, the Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Bank or any such Affiliate to or for the credit or the account of the Maker against any and all of the obligations of such now or hereafter existing under this Term Note to the Bank irrespective of whether or not the Bank shall have made any demand under this Term Note and although such obligations of the Maker may be contingent or unmatured or are owed to a branch or office of the Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Bank and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank or its Affiliates may have.  The Bank agrees to notify the Maker promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

6.4.  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.  The Maker shall pay (i) all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Bank), in connection with the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Bank (including the fees, charges and disbursements of any counsel for the Bank) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights in connection with this Term Note and the other Loan Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of this Term Note.

(b)  Indemnification by the Maker.  The Maker shall indemnify the Bank and each Related Party of the Bank (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Maker arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use or proposed use of the proceeds from this Term Note, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Maker or any of its Subsidiaries, or any Environmental Liability related in any way to the Maker or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Maker and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Maker against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Maker has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or the use of the proceeds hereof.

(d)  Payments.  All amounts due under this Section shall be payable not later than 10 days after demand therefor.

6.5.  Binding Effect, Successors and Assigns. This Term Note shall become effective when it shall have been executed by the Maker and thereafter shall be binding upon and inure to the benefit of the Maker and the Bank and their respective successors and permitted assigns, , except that neither the Borrower nor the Lender shall have the right to assign its rights and obligations hereunder or any interest herein without the prior written consent of the Maker or the Bank, as the case may be; provided, that the Bank may assign its rights and obligations hereunder to an Affiliate of the Bank without the consent of the Maker.

6.6.  Governing Law; Jurisdiction; Etc.

(a)  Governing Law.  This Term Note shall be governed by, and construed in accordance with, the law of the State of New York.

(b)  Submission to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Term Note, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to any Loan Document against the Maker or its properties in the courts of any jurisdiction.

(c)  Waiver of Venue.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Term Note in any court referred to in subsection (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Service of Process.  The Maker agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the "Process Agent") as agent for the Maker in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York  10011, or at such other address of which the Bank shall have been notified in writing by the Maker; provided that, if the Process Agent ceases to act as the Maker's agent for service of process, the Maker will, by an instrument reasonably satisfactory to the Bank, appoint another Person (subject to the approval of the Bank) in the Borough of Manhattan, New York, New York to act as the Maker's agent for service of process.  Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 6.2.  Nothing in this Term Note will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

6.7.  Severability.  Any provision of this Term Note held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.8.  Survival.  The provisions of Sections 2.5, 2.6 and 6.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the repayment of this Term Note.  In addition, all covenants, agreements, representations and warranties made by the Maker herein and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Term Note, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on this Term Note or any other amount payable under this Term Note is outstanding and unpaid.

6.09.  Waiver of Jury Trial.  THE MAKER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERM NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THE MAKER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

6.10.  No Fiduciary Relationship.  The Maker acknowledges that the Bank has no fiduciary relationship with, or fiduciary duty to, the Maker arising out of or in connection with any Loan Document, and the relationship between the Bank and the Maker in connection herewith or therewith is solely that of debtor and creditor.

6.11.  Headings.  Section headings used herein are for convenience of reference only, are not part of this Term Note and shall not affect the construction of, or be taken into consideration in interpreting, this Term Note.

6.12.  USA PATRIOT Act.  The Bank has notified the Maker that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Maker, which information includes the name and address of the Maker and other information that will allow the Bank to identify the Maker in accordance with the Act.

CAM NORTH AMERICA, LLC

By:       /s/ Ray Gaetano

Name:  Ray Gaetano

Title:    Managing Director

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